Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
among
KHI PARENT INC.
KHI MERGER SUB INC.
and
HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
Dated as of April 26, 2007

-ii-

-iii-

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	39
Action	46
Affiliate Transaction	21
Affiliated Funds	32
Affiliates	65
Agreement	1
Authorized Preferred Stock	14
Book-Entry Shares	9
Bridge Financing	29
Business Day	65
Cancelled Shares	4
Capitalization Date	14
Cash Election Price	4
Certificate of Merger	2
Certificates	9
Change of Recommendation	41
Closing	2
Closing Date	2
Code	1
Company	1
Company Acquisition Proposal	39
Company Approvals	16
Company Benefit Plan	19
Company Charter	2
Company Common Stock	14
Company Disclosure Letter	13
Company Employees	42
Company Material Adverse Effect	13
Company Meeting	40
Company Permits	18
Company Restricted Shares	12
Company SEC Documents	17
Company Stock Option	11
Company Stock Plans	65
Company Stockholder Approval	24
Confidentiality Agreement	65
Contracts	65
control	65
Debt Commitment Letters	29
Debt Financing	29
DGCL	2
Dissenting Shares	4
Dissenting Stockholder	4
ECMR	54
Effective Time	2
Electing Share	4
Electing Stockholders	1
Election Deadline	7
Election Form	6
Election Form Record Date	6
End Date	56
Environmental Law	19
Equity Commitment Letters	29
Equity Financing	29
ERISA	19
ERISA Affiliate	20
Excess Shares	8
Exchange Act	16
Exchange Agent	6
Exchange Fund	9
Excluded Party	37
Filed SEC Documents	12
Financing	29
Financing Commitments	29
Form S-4	21
GAAP	17
Governmental Entity	16
Gross Electing Option Shares	6
GS Funds	65
Guarantee	1
Guarantor	65
Guarantors	65
Hazardous Substance	19
High Yield Financing	29
Holdings	30
HSR Act	16
Indebtedness	34
Indemnified Party	46
Intellectual Property	23
Irrevocable Option Election	6
IRS	19
KKR	65
Knowledge	65
Law	18
Lien	16
Marketing Period	49
Material Contract	24
Maximum Election Number	7

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Page
Merger	1
Merger Consideration	3
Merger Sub	1
Net Electing Option Shares	6
New Financing Commitments	48
New Plans	42
No-Shop Period Start Date	36
Notice Period	39
Old Plans	42
orders	65
Parent	1
Parent Approvals	28
Parent Common Stock	30
Parent Disclosure Letter	27
Parent Expenses	59
Parent Limited Partners	66
Parent Material Adverse Effect	66
Parent Stock Election	5
Parent Termination Fee	59
person	66
Person	66
Proration Factor	8
Proxy Statement	22
Recommendation	16
Regulatory Law	45
Remaining Shares	3
Representatives	37
Required Information	49
Rights	14
Rights Agreement	14
RSUs	12
Sarbanes-Oxley Act	17
SEC	17
SEC Filings	22
Securities Act	16
Series A Preferred Stock	14
Share	3
Significant Subsidiary	66
Solvent	31
Subsidiaries	66
Superior Proposal	40
Surviving Corporation	2
Tax	23
Tax Return	23
Taxes	23
Termination Date	32
Termination Fee	58

-v-

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of April 26, 2007 (this “Agreement”), among KHI PARENT INC., a Delaware corporation (“Parent”), KHI MERGER SUB INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED, a Delaware corporation (the “Company”).
     WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth in this Agreement (the “Merger”);
     WHEREAS, the board of directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;
     WHEREAS, the board of directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;
     WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of the Guarantors is entering into a guarantee (each, a “Guarantee”) in favor of the Company with respect to certain of Parent’s obligations under this Agreement;
     WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company (the “Electing Stockholders”) are entering into an Election Agreement, pursuant to which the Electing Stockholders have irrevocably agreed to make a Parent Stock Election (as defined herein) and/or an Irrevocable Option Election (as defined herein) with respect to 1,700,000 shares of Company Common Stock (as defined herein) beneficially owned by the Electing Stockholders;
     WHEREAS, for U.S. federal income Tax purposes, it is intended that the exchange of Shares (as defined below) for shares of Parent Common Stock (as defined below) pursuant to the Merger and a Parent Stock Election and/or an Irrevocable Option Election, taken together with the Equity Financing (as defined below) of Parent, shall qualify as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), which is undertaken pursuant to a single integrated plan; and
     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
     Section 1.01 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.
     Section 1.02 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York at 10:00 a.m., local time, on the date (the “Closing Date”) following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) that is the earlier of (a) any Business Day during the Marketing Period as may be specified by Parent on no less than three Business Days’ prior notice to the Company and (b) the final day of the Marketing Period, or such other date or time specified by the parties in writing.
     Section 1.03 Effective Time. On the Closing Date, the Company shall cause the Merger to be consummated by executing, delivering and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make such other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (such time as the Merger becomes effective is referred to herein as the “Effective Time”).
     Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.
     Section 1.05 Company Charter and By-laws of the Surviving Corporation.
          (a) The certificate of incorporation of the Company (the “Company Charter”) shall be amended as a result of the Merger so as to read in its entirety as set forth in Exhibit A, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, in each case consistent with the obligations set forth in Section 5.08.
          (b) The by-laws of the Company, as in effect as of immediately prior to the Effective Time, shall be amended and restated so as to read in their entirety as set forth in

Exhibit B, and, as so amended and restated, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, hereof and of applicable Law, in each case consistent with the obligations set forth in Section 5.08.
     Section 1.06 Directors. The directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
     Section 1.07 Officers. The officers of the Company as of immediately prior to the Effective Time Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
     Section 1.08 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either Merger Sub or the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merger Sub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub or the Company and otherwise to carry out the purposes of this Agreement.
ARTICLE II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
     Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company, Parent or Merger Sub:
          (a) Conversion of Company Common Stock. Subject to Section 2.03, each issued and outstanding share of Company Common Stock outstanding immediately prior to the Effective Time (each, a “Share”), other than (i) any Shares held by any direct or indirect wholly owned Subsidiary of the Company (the “Remaining Shares”), (ii) any Cancelled Shares (as defined herein) and (iii) any Dissenting Shares (as defined herein), shall be converted automatically into and shall thereafter represent the right to receive the following (together with any consideration provided for in Section 2.01(e), the “Merger Consideration”):
          (i) for each such Share with respect to which an election to receive Parent Common Stock (as defined herein) has been effectively made and not revoked pursuant to Section 2.02 (each, an “Electing Share”), the right to receive one fully paid and non-assessable share of Parent Common Stock; and
          (ii) for each such Share other than Electing Shares, the right to receive in cash, without interest, $120.00 per Share (the “Cash Election Price”).
As of the Effective Time, all Shares that have been converted into the right to receive the Merger Consideration shall be automatically cancelled and shall cease to exist, and each holder of any such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration for each such Share.
          (b) Parent, Merger Sub and Company-Owned Shares. Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time, if any, or that is held in treasury by the Company immediately prior to the Effective Time (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.
          (c) Conversion of Merger Sub Common Stock; Remaining Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall with the Remaining Shares (each of which shall be converted into and become such number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation as shall be necessary to maintain relative ownership percentages) constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub, if any, shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
          (d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a Person (a “Dissenting Stockholder”) who has not voted in favor of or consented to the adoption of this Agreement and has complied with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of their Shares (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as described in Section 2.01(a), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, its Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration for each such Share in accordance with the provisions of this Agreement (it being understood that if such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, following the Election Deadline (as defined herein) its Shares shall be deemed to be converted as of the Effective Time into the right to receive the Cash

Election Price for each such Share, without interest). At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent prompt notice of any demands for appraisal of Shares received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, without the prior written consent of Parent (not to be unreasonably withheld), make any payment with respect to, or settle or offer to settle, any such demands.
          (e) No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Shares who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Cash Election Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock.
          (f) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change; provided that nothing in this Section 2.01(f) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
     Section 2.02 Election Procedures.
          (a) Parent Stock Elections; Option Elections.
          (i) Each Person who is a record holder of Shares on the Election Form Record Date (as defined herein), or who becomes a record holder of Shares during the period between the Election Form Record Date and the Election Deadline and has received the Election Form and related materials pursuant to Section 2.02(c), shall have the right to submit an Election Form specifying the number of Shares, if any, held by such Person that such Person desires to have converted into the right to receive Parent Common Stock (a “Parent Stock Election”). Any such record holder who fails properly to submit an Election Form on or before the Election Deadline (as defined herein) in accordance with the procedures set forth in this Section 2.02 shall be deemed to have not made a Parent Stock Election and thereby be entitled to the Cash Election Price for each such Share. Holders of record of Company Common Stock who hold such Company Common Stock as nominees, trustees or in other representative capacities may submit a separate Election Form on or before the Election Deadline with respect to each beneficial owner for whom such nominee, trustee or representative holds Company Common Stock.

          (ii) Each Person who is a holder of a Company Stock Option on the Election Form Record Date, or who becomes a holder of a Company Stock Option during the period between the Election Form Record Date and the Election Deadline and has received the Election Form and related materials pursuant to Section 2.02(c), shall have the right to submit an Election Form specifying the number of Company Stock Options held by such holder, if any, that such Person irrevocably commits to exercise (subject to any requirements with respect to method of exercise imposed by the Company in order to facilitate the implementation of this Section 2.02 and Section 2.03) immediately prior to the Effective Time and the corresponding number of Shares underlying such Company Stock Options that such Person desires to have converted into the right to receive Parent Common Stock, subject to proration as described in Section 2.03(c) in the event the total number of Electing Shares and Net Electing Option Shares in the aggregate exceeds the Maximum Election Number (an “Irrevocable Option Election”). Any such holder who fails properly to submit an Election Form on or before the Election Deadline in accordance with the procedures set forth in this Section 2.02(a)(ii) shall be deemed to have not made a Irrevocable Option Election and all of such holder’s Company Stock Options shall be treated in accordance with Section 2.05(a). The aggregate number of Shares subject to a Irrevocable Option Election made pursuant to this Section 2.02(a)(ii) is referred to as the “Gross Electing Option Shares”, and the “Net Electing Option Shares” shall mean the aggregate number of Shares that would be issued in the event the Company Stock Options covering the Gross Electing Option Shares were exercised on a net share basis (i.e., paying the exercise price of the Company Stock Options using the value of the shares of Common Stock underlying such Company Stock Options) at the Cash Election Price taking into account the exercise price and any required tax withholding. For the avoidance of doubt, and except for purposes of calculating the Proration Factor (as defined herein), Company Stock Options shall only be deemed exercised pursuant to this Section 2.02(a)(ii) (or the Election Form referred to herein) to the extent necessary to provide sufficient Net Electing Option Shares in order to satisfy the provisions of Sections 2.03(a), (b) and (c) hereof.
          (b) Appointment of Exchange Agent. Prior to the mailing of the Proxy Statement (as defined herein), Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.
          (c) Mailing of Election Form; Election Deadline. Parent shall prepare and direct the Exchange Agent to mail a form of election, which form shall be subject to the reasonable approval of the Company (the “Election Form”), with the Proxy Statement to the record holders of Company Common Stock and Company Stock Options as of the record date for the Company Meeting (the “Election Form Record Date”), which Election Form shall be used by each record holder of Shares who wishes to make a Parent Stock Election and by each holder of a Company Stock Option who wishes to make a Irrevocable Option Election; provided that the Company and Parent shall use commercially reasonable efforts to mail or otherwise make available the Election Form and related materials to all Persons who become record holders of Company Common Stock or Company Stock Options during the period between the Election Form Record Date and the Election Deadline for use by such holders who desire to make a Parent Stock Election. Any such holder’s Parent Stock Election or Irrevocable Option

Election, as the case may be, shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m. New York City time on the Business Day preceding the date of the Stockholders Meeting (the “Election Deadline”), an Election Form properly completed and signed and, in the case of a Parent Stock Election, accompanied by certificates for the Shares (unless such Shares are uncertificated) of Company Common Stock to which such Election Form relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Election Form from a firm which is a registered national securities exchange or of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company in the United States as set forth in such Election Form, provided such certificates are in fact delivered to the Exchange Agent within five NYSE trading days after the date of execution of such guarantee of delivery).
          (d) Ability to Revoke Election Forms. Any Election Form (other than in connection with an Irrevocable Option Election) may be revoked by the stockholder submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to the Election Deadline. All Election Forms shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company the Merger has been abandoned and this Agreement has been terminated. If an Election Form is revoked, the certificate or certificates (or guarantees of delivery, as appropriate), if any, for the Shares to which such Election Form relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent.
          (e) Determination of Exchange Agent Binding. The determination of the Exchange Agent shall be binding as to whether a Parent Stock Election shall have been properly made or revoked pursuant to this Section 2.02 with respect to Shares and when elections and revocations were received by it. If the Exchange Agent determines that any Parent Stock Election was not properly made with respect to any Shares, such Shares shall be treated by the Exchange Agent as Shares which were not Electing Shares at the Effective Time, and, except as otherwise provided in this Agreement, such shares shall be exchanged in the Merger for the Cash Election Price pursuant to Section 2.01(a)(ii). If the Exchange Agent determines that any Irrevocable Option Election was not properly made with respect to any Company Stock Option, the Exchange Agent shall disregard such improper election and such Company Stock Option shall be treated in accordance with Section 2.05(a)). The Exchange Agent also shall make all computations as to the allocation and the proration contemplated by Section 2.03, and any such computation shall be conclusive and binding on the holders of Shares and Company Stock Options. The Exchange Agent may, with the mutual agreement of Parent and the Company, make such rules as are consistent with this Section 2.02 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.
     Section 2.03 Proration.
          (a) Notwithstanding anything in this Agreement to the contrary, the maximum aggregate number of shares of Company Common Stock to be converted into the right to receive Parent Common Stock at the Effective Time, either pursuant to Parent Stock Elections or Irrevocable Option Elections, shall be equal to 8,333,333 (the “Maximum Election Number”).

          (b) If the total number of Electing Shares and Net Electing Option Shares, in the aggregate, is equal to or less than the Maximum Election Number, then (i) all Electing Shares shall be converted into the right to receive Parent Common Stock in accordance with the terms of Section 2.02(a)(i) and (ii) all Net Electing Option Shares shall be converted into the right to receive shares of Parent Common Stock through the exercise immediately prior to the Effective Time of the appropriate number of Company Stock Options subject to such holder’s Irrevocable Option Election pursuant to Section 2.02(a)(ii).
          (c) If the total number of Electing Shares and Net Electing Option Shares, in the aggregate, exceeds the Maximum Election Number, then the Electing Shares and the Net Electing Option Shares shall be converted into the right to receive Parent Common Stock or to receive cash in accordance with the terms of Section 2.01(a) or Section 2.05(a), as the case may be, in the following manner:
          (i) A proration factor (the “Proration Factor”) shall be determined by dividing the Maximum Election Number by the total number of Electing Shares and Net Electing Option Shares;
          (ii) The number of Electing Shares covered by each holder’s Parent Stock Election shall be converted into the right to receive such number of shares of Parent Common Stock as is equal to the product of (w) the Proration Factor times (x) the total number of Electing Shares covered by such holder’s Parent Stock Election (subject to the proviso in the following sentence). In addition, in the event that such holder also has made an Irrevocable Option Election, such holder shall have the right to receive an additional number of shares of Parent Common Stock as is equal to the product of (y) the Proration Factor times (z) the total number of Net Electing Option Shares covered by such holder’s Irrevocable Option Election; provided that in the event that the total number of shares of Parent Common Stock such holder would be entitled to receive pursuant to this Section 2.03(c)(ii) exceeds the number of Electing Shares covered by such holder’s Parent Stock Election (the amount of such excess, the “Excess Shares”), then (A) all of such holder’s Electing Shares shall be converted into Parent Common Stock and (B) the number of such holder’s Net Electing Option Shares as is equal to the number of Excess Shares shall be converted into Parent Common Stock through the exercise of an appropriate number of Company Stock Options subject to such holder’s Irrevocable Option Election pursuant to Section 2.02(a).
          (iii) All Electing Shares, other than those shares converted into the right to receive Parent Common Stock in accordance with Section 2.03(b)(ii), shall be converted into cash, as if such Shares were not Electing Shares, in accordance with the terms of Section 2.01(a)(ii).
          (iv) If a holder makes an Irrevocable Option Election but not a Parent Stock Election, then the number of such holder’s Net Electing Option Shares as is equal to the product of (x) the Proration Factor times (y) the total number of such holder’s Net Electing Option Shares shall be converted into Parent Common stock through the exercise of an appropriate number of Company Stock Options subject to such holder’s Irrevocable Option Election pursuant to Section 2.02(a).

          (d) In the event that Parent (i) changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, stock combination, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Parent Company Stock or (ii) pays or makes an extraordinary dividend or distribution in respect of Parent Common Stock (other than a distribution referred to in clause (i) of this sentence) and, in either case, the record date therefor is prior to the Effective Time, the number of shares of Parent Common Stock included in the Merger Consideration shall be proportionately adjusted.
     Section 2.04 Exchange of Shares for Merger Consideration.
          (a) Exchange Agent. At or immediately subsequent to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of holders of the Shares, (i) cash in U.S. dollars sufficient to pay the aggregate cash portion of the Merger Consideration pursuant to Section 2.01(a) and (ii) certificates representing the shares of Parent Common Stock to be issued pursuant to Section 2.01(a) (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).
          (b) Procedures for Surrendering Shares.
          (i) As soon as reasonably practicable after the Effective Time and in any event not later than the third Business Day following the Effective Time, the Exchange Agent shall mail to each holder of record of Shares whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01 and whose Shares have not previously been surrendered with the Election Form (A) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) shall pass, only upon delivery of Certificates to the Exchange Agent (and shall be in such form and have such other provisions as Parent and the Company may reasonably determine prior to the Effective Time) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration.
          (ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which the Shares represented by such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares have been converted pursuant to this Agreement. In the event of a transfer of ownership of Shares that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or shares of Parent Common Stock to be issued upon, due surrender of the Certificate formerly representing such Shares may be paid or issued, as the case may be, to such a transferee if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable.
          (iii) No interest will be paid or accrued for the benefit of holders of the Shares on the Merger Consideration payable upon the surrender of Shares pursuant to this Section 2.04.
          (iv) No dividends or other distributions, if any, with a record date after the Effective Time with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Share which is being converted into shares of Parent Common Stock pursuant to Section 2.01(a) until such holder shall surrender such Share in accordance with this Section 2.04. After the surrender of a Share in accordance with this Section 2.04, such holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to whole shares of Parent Common Stock represented by such Share.
          (v) The Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any Person such amounts as are required to be withheld or deducted under the Code, or any provision of U.S. state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding were made.
          (vi) Until surrendered as contemplated by this Section 2.04, each Share (other than any Dissenting Shares, Cancelled Shares and Remaining Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration into which the Shares shall have been converted pursuant to Section 2.01.
          (c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for the proper Merger Consideration pursuant to and subject to the requirements of this Article II.
          (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments in respect of the cash portion thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.04 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

          (e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would, pursuant to applicable Law, escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.
          (f) Investment of Exchange Fund. The cash deposited with the Exchange Agent pursuant to Section 2.04(a) and any earnings thereon shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any profit or loss, or interest and other income resulting from such investments shall be for the account of Parent and be paid to Parent on the earlier of one year after the Effective Time or full payment of the Exchange Fund.
          (g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of an indemnity agreement or, at the election of Parent or the Paying Agent, a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate an amount equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.
          (h) No Further Ownership Rights. All Merger Consideration paid upon the surrender of Shares (or affidavits of loss in lieu thereof) in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares.
     Section 2.05 Effect of the Merger on Company Stock Options, Company Restricted Shares and RSUs.
          (a) Each outstanding option to acquire shares of Company Common Stock (each, a “Company Stock Option”), whether or not then vested or exercisable, that is outstanding immediately prior to the Effective Time shall, as of immediately prior to the Effective Time (and except for (x) Company Stock Options as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof in compliance with Section 5.01(c), which Company Stock Options shall be treated as so agreed and (y) Company Stock Options which are being exercised pursuant to an Irrevocable Option Election), become fully vested and, subject to the terms of the Company Stock Plans, be converted into the right to receive a payment in cash, payable in U.S. dollars and without interest, equal to the product of (i) the excess, if any, of (x) the Cash Election Price over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised. The Surviving Corporation shall pay the holders of Company Stock Options the cash payments described in this Section 2.05(a) on or as soon as reasonably practicable after the date on which the Effective Time occurs, but in any event within two (2) Business Days thereafter.
          (b) Immediately prior to the Effective Time, except as separately agreed by Parent and the holder thereof in compliance with Section 5.01(c), each award of restricted Company Common Stock (the “Company Restricted Shares”) shall vest in full and be converted into the right to receive the Merger Consideration in accordance with Section 2.01(a).
          (c) Immediately prior to the Effective Time, except as separately agreed by Parent and the holder thereof in compliance with Section 5.01(c), each restricted stock unit in respect of a share of Company Common Stock (collectively, the “RSUs”) shall vest in full and be converted into the right to receive the Cash Election Price in respect thereof, and the holder of any such RSU shall be paid as soon as reasonably practicable after the date on which the Effective Time occurs, but in any event within two (2) Business Days thereafter, an aggregate amount of cash as the holder would have been entitled to receive had such RSU been vested in full and settled immediately before the Effective Time.
          (d) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.05 to any holder of Company Stock Options, Company Restricted Shares or RSUs such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, or local Tax Law, and the Surviving Corporation shall make any required filings with and payments to Tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options, Company Restricted Shares or RSUs in respect of which such deduction and withholding was made by the Surviving Corporation.
          (e) The board of directors of the Company (or the appropriate committee thereof) shall take the actions necessary to effectuate the foregoing provisions of this Section 2.05.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except (i) as disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the SEC and publicly available prior to the date of this Agreement (collectively, the “Filed SEC Documents”) and only as and to the extent disclosed therein (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent they are primarily cautionary in nature) (provided that, in no event shall any disclosure in any Filed SEC Documents qualify or limit the representations and warranties of the Company set forth in Section 3.02(a), 3.04(a) or 3.11(b)(ii) of this Agreement), or (ii) as disclosed in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”, it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent; provided that no such disclosure shall be deemed to qualify or limit the representations and warranties of the Company set forth in 3.11(b)(ii) of this Agreement unless expressly set forth in Section 3.11(b) of the Company Disclosure Letter), the Company represents and warrants to Parent and Merger Sub as follows:
     Section 3.01 Qualification, Organization, Subsidiaries, etc.
          (a) Each of the Company and its Significant Subsidiaries (as defined below) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Significant Subsidiaries has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.
          (b) Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation (or other legal entity) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The organizational or governing documents of the Company and each of its Significant Subsidiaries are in full force and effect. Neither the Company nor any Significant Subsidiary is in violation of its organizational or governing documents.
          (c) As used in this Agreement, any reference to any fact, circumstance, event, change, effect or occurrence having a “Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, (1) has or would be reasonably expected to have a material adverse effect on or with respect to the business, results of operation or financial condition of the Company and its Subsidiaries taken as a whole, or (2) that prevents or materially delays or materially impairs the ability of the Company to consummate the Merger, provided, however, that a Company Material Adverse Effect shall not include facts, circumstances, events, changes, effects or occurrences (i) generally affecting the consumer or professional audio, automotive audio, information, entertainment or infotainment industries, or the economy or the financial, credit or securities markets, in the United States or other countries in which the Company or its Subsidiaries operate, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing that causes any damage or destruction to or renders physically unusable or inaccessible any facility or property of the Company or any of its Subsidiaries); (ii) reflecting or resulting from changes in Law or GAAP (or authoritative interpretations thereof); (iii) resulting from actions of the Company or any of its Subsidiaries which Parent has expressly requested or to which Parent has expressly consented; (iv) to the extent resulting from the announcement of the Merger or the proposal thereof or this Agreement and the transactions contemplated hereby, including any lawsuit related thereto or any loss or threatened loss of or adverse change or threatened adverse change, in each case resulting therefrom, in the relationship of the Company or its Subsidiaries with its customers, suppliers, employees or others; (v) resulting from changes in the market price or trading volume of the Company’s securities or from the failure of the Company to meet internal or public projections, forecasts or estimates provided that the exceptions in this clause (v) are strictly limited to any such change or failure in and of itself and shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such change or such failure has resulted in, or contributed to, a Company Material Adverse Effect; or (vi) resulting from the suspension of trading in securities generally on the NYSE; except to the extent that, with respect to clauses (i) and (ii), the impact of such fact, circumstance, event, change, effect or occurrence is disproportionately adverse to the Company and its Subsidiaries, taken as a whole.
     Section 3.02 Capital Stock.
          (a) The authorized capital stock of the Company consists of 200,000,000 shares of common stock, $0.01 par value per share (“Company Common Stock”), and 5,000,000 shares of preferred stock, $0.01 par value per share (“Authorized Preferred Stock”), 500,000 of which have been designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) reserved for issuance in connection with the rights (the “Rights”) issued under the Company’s Rights Agreement, dated as of December 13, 1999, by and between the Company and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (the “Rights Agreement”). As of the close of business on April 24, 2007 (the “Capitalization Date”), (i) 65,159,777 shares of Company Common Stock were issued and outstanding, including 12,000 Company Restricted Shares outstanding pursuant to awards granted under the Company Stock Plans, (ii) 18,198,082 shares of Company Common Stock were held by the Company in its treasury, (iii) (A) there were 2,888,512 shares of Company Common Stock underlying outstanding Company Stock Options, such Company Stock Options having a weighted average exercise price as of the Capitalization Date of $50.95, (B) there were 25,000 shares of Company Common Stock underlying outstanding RSUs and (C) 3,983,873 additional shares of Company Common Stock were reserved for issuance for future grants pursuant to the Company Stock Plans and (iv) no shares of Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (iii) of the foregoing sentence, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive or similar rights. No Subsidiary of the Company owns any Company Common Stock. Section 3.02(a) of the Company Disclosure Letter lists, as of the date of this Agreement, each outstanding Company Stock Option and the exercise price thereof.
          (b) Except as set forth in subsection (a) above, (i) as of the date of this Agreement, the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after the Capitalization Date upon exercise of Company Stock Options outstanding as of such date or upon vesting or payment with respect to RSUs and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, stock-based performance units or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, the Company or any Subsidiary of the Company.
          (c) Except for the awards to acquire shares of Company Common Stock under the Company Stock Plans, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
          (d) There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting, registration, redemption, repurchase or disposition of the capital stock or other equity interest of the Company or any of its Significant Subsidiaries.
     Section 3.03 Subsidiaries. All equity interests (including partnership interests and limited liability company interests) of the Company’s Subsidiaries held by the Company or by any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by the Company or its Subsidiaries are free and clear of any Liens, other than restrictions on transfer imposed by applicable Law. Except for its interests in Subsidiaries of the Company, the Company does not own, directly or indirectly, 5% or more of the outstanding capital stock of, or other equity interests, in any Person, or any options, warrants, rights or securities convertible, exchangeable or exercisable therefor.
     Section 3.04 Corporate Authority Relative to This Agreement; No Violation.
          (a) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company and, except for (i) the Company Stockholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. Subject to Section 5.02(d), the board of directors of the Company has unanimously, by resolutions duly adopted at a meeting duly called and held, (x) approved and declared advisable this Agreement and the transactions contemplated hereby, (y) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders and (z) resolved to recommend that the Company’s stockholders vote in favor of adoption of this Agreement (the “Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.
          (b) Other than in connection or in compliance with (i) the DGCL, or any applicable Delaware anti-takeover or investor protection statute, (ii) the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any related filings or approvals under applicable state securities Laws, (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and the applicable Laws relating to antitrust matters or regulating competition of jurisdictions other than the United States set forth in Section 3.04(b) of the Company Disclosure Letter, and (iv) the approvals set forth on Section 3.04(b) of the Company Disclosure Letter (collectively, the “Company Approvals”), no authorization, consent, approval or order of, or filing with, or notice to, any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for such authorizations, consents, approvals, orders, filings or notices that, if not obtained or made, would not, individually or in the aggregate, have a Company Material Adverse Effect.
          (c) The execution, delivery and performance by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Company will not, (i) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, purchase or sale order, instrument, permit, Company Permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties, assets or rights of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Company Charter or the Company’s by-laws, (iii) conflict with or result in any violation of any provision of the certificate or articles of incorporation or by-laws or other equivalent organizational document of any of the Company’s Subsidiaries or (iv) assuming that the consents and approvals referred to in Section 3.04(b)(i)-(iv) are duly obtained, conflict with or violate any applicable Laws, other than, in the case of clauses (i), (iii) and (iv), as would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.05 Reports and Financial Statements.
          (a) The Company has timely filed all forms, documents, statements and reports required to be filed by it with the Securities and Exchange Commission (the “SEC”) since July 1, 2004 (the forms, documents, statements and reports filed with the SEC since July 1, 2004, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended or superseded by a subsequent filing made prior to the date hereof, as of the date of the last such amendment or superseding filing prior to the date hereof, the Company SEC Documents complied, and each of the Company SEC Documents filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder. As of the time of filing with the SEC, none of the Company SEC Documents so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Document has been amended or superseded by a later Company SEC Document filed prior to the date hereof. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act.
          (b) The financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, fairly present in all material respects the financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments expressly described therein, including the notes thereto, none of which are expected to have a Company Material Adverse Effect) and were prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto).
          (c) To the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC investigation or material outstanding SEC comment.
     Section 3.06 No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2006 (or the notes thereto) included in the Company SEC Documents filed prior to the date hereof, (ii) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement or the financing of such transactions, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2006, (iv) liabilities of a nature not required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or the notes thereto, pursuant to any Contract or similar arrangement binding on the Company or any of its Subsidiaries, and (v) as expressly included within the scope of another representation or warranty in this Article III or as expressly excluded from any representation or warranty in this Article III as a result of the scope of any materiality or similar qualification applicable to such representation or warranty (provided that any matter arising after the date hereof shall not be deemed to be within the scope of or excluded from any representation or warranty given at or as of the date hereof or any date prior to the date hereof), neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise and whether due or to become due, that would, individually or in the aggregate, have a Company Material Adverse Effect.
     Section 3.07 Compliance with Law; Permits.
          (a) The Company and each of its Subsidiaries is in compliance with and is not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, code, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not, individually or in the aggregate, have a Company Material Adverse Effect.
          (b) The Company and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, have a Company Material Adverse Effect.
     Section 3.08 Environmental Laws and Regulations.
          (a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws, (ii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries in any manner that could reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws, (iii) since July 1, 2005, neither the Company nor any of its Subsidiaries has received in writing any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local or foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law, (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to, or that would reasonably be expected to give rise to, any liability under Environmental Law, from any current or former properties or facilities while owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location and, to the

Knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that would reasonably be expected to result in liability to the Company or any of its Subsidiaries under Environmental Law, and (v) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or to the Knowledge of the Company, are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities. Notwithstanding any other representation or warranty contained in this Article III, the representations and warranties contained in this
Section 3.08 constitute the sole representations and warranties of the Company relating to any Environmental Law.
          (b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.
          (c) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.
     Section 3.09 Employee Benefit Plans.
          (a) Section 3.09(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, the term “Company Benefit Plan” shall mean any employee or director benefit plan, arrangement or agreement, including any such plan that is an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) or a bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is sponsored or maintained by the Company or any of its Subsidiaries to or for the benefit of the current or former employees, independent contractors or directors of the Company and its Subsidiaries.
          (b) Except as would not have a Company Material Adverse Effect: (i) each of the Company Benefit Plans has been established, operated and administered in compliance with applicable Laws, including ERISA, the Code and in each case the regulations thereunder; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (“IRS”) or an application therefore was filed with the IRS within the applicable remedial amendment period in accordance with Section 401(b) of the Code, and to the Knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to result in the revocation of such letter; (iii) no Company Benefit Plan is subject to Title IV of ERISA; (iv) no Company Benefit Plan provides health, life insurance or disability benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA or any comparable pension plan within the meanings of comparable Laws applicable with respect to such plans maintained outside of the United States); (v) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a liability thereunder; (vi) no Company Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) all contributions or other amounts payable by the Company or its Subsidiaries as of the date of this Agreement with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (viii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries could reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code; and (ix) there are no pending or threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which could reasonably be expected to result in any liability of the Company or any of its Subsidiaries. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
          (c) Except as would not result in a material liability of the Company and its Subsidiaries, taken as a whole, no Company Benefit Plan exists that as a result of the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any employee or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement. No payments or benefits reasonably expected to be provided under any of the Company Benefit Plans are reasonably expected to fail to be deductible under Section 280G of the Code.
          (d) Except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, with respect to any Company Benefit Plan that is maintained outside the jurisdiction of the United States, or covers any director, employee or independent contractor residing or working outside the United States: (i) all such plans that are required by applicable Law to be funded are funded to the extent required, and with respect to all other such plans, reserves sufficient under applicable accounting principles to provide for all obligations accrued through the Effective Date thereunder have been established on the accounting statements of the applicable Company or Subsidiary entity and (ii) no liability or obligation of the Company or its Subsidiaries exists with respect to such plans.

     Section 3.10 Interested Party Transactions. Except for compensatory or employment-related Contracts filed or incorporated by reference as an exhibit to a Filed SEC Document filed prior to the date hereof or Company Benefit Plans, Section 3.10 of the Company Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which the Company has any existing or future material liabilities between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present executive officer or director of either the Company or any of its Subsidiaries or any person that has served as such an officer or director or any of such executive officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Shares as of the date of this Agreement or (C) to the Knowledge of the Company, any Affiliate of any such executive officer, director or owner (other than the Company or any of its Subsidiaries) (each, an “Affiliate Transaction”).
     Section 3.11 Absence of Certain Changes or Events.
          (a) Since December 31, 2006, through the date of this Agreement, except for the transactions contemplated hereby, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice.
          (b) (i) Since December 31, 2006, through the date of this Agreement, there has not been any facts, circumstances, events, changes, effects or occurrences that, individually or in the aggregate, would be reasonably expected to have, a Company Material Adverse Effect; and (ii) since the date of this Agreement there shall not have occurred any event, change, effect or occurrence that, individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect.
     Section 3.12 Investigations; Litigation. There are no (i) investigations or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries or any of their properties or assets, (ii) actions, suits, arbitrations, claims or proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any of their respective properties or assets, at Law or in equity, or (iii) orders, judgments or decrees of any Governmental Entity against the Company or any of its Subsidiaries, which, in the case of clauses (i) or (ii), individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect.
     Section 3.13 Proxy Statement; Other Information. None of the information supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock following the Merger (such registration statement on Form S-4, as amended or supplemented, the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger (collectively, with the Form S-4 and any amendments or supplements to any of the foregoing, the “SEC Filings”) will, at the time of the mailing to the stockholders of the Company or at the time of the Company Meeting or at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to the Financing or to information supplied by or related to or the sufficiency of disclosures related to, Parent, Merger Sub or any Affiliate of Parent or Merger Sub or any of their plans for the Company or any of its Affiliates after the Effective Time. The SEC Filings made by the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. The letter to shareholders, notice of meeting, proxy statement/prospectus, forms of proxy and any other soliciting materials to be distributed to the stockholders of the Company in connection with the Merger and the transactions contemplated thereby to be filed with the SEC in connection with seeking the adoption of this Agreement and the consummation of the transactions contemplated hereby are collectively referred to herein as the “Proxy Statement.”
     Section 3.14 Tax Matters.
          (a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them (whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (iii) the U.S. consolidated federal income Tax Returns of the Company through the Tax year ending June 30, 2002 have been examined or are currently being examined by the IRS (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired), (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, (vi) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable or Liens for Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (vii) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Tax Law) occurring during the two-year period ending on the date hereof, (viii) the Company and each of its Subsidiaries has timely withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party, or amounts paid or owing among the Company and any of its Subsidiaries, (ix) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company or a Subsidiary of the Company) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Tax Law), by contract, agreement or otherwise, (x) no waivers or extensions of any statute of limitations have been granted or requested with respect to any Taxes of the Company or any of its Subsidiaries that remain in effect, (xi) none of the Company or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2), and (xii) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) has been entered into by or with respect to the Company or any of its Subsidiaries.
          (b) As used in this Agreement:
          (i) “Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, imposts, levies or other like assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and like fees, assessments and charges of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto; and
          (ii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).
     Section 3.15 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, or other contract with a labor union or similar labor organization that is material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is subject to a dispute, strike or work stoppage except as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
     Section 3.16 Intellectual Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, software, patents or other intellectual property, and all applications and registrations used in their respective businesses as currently conducted (collectively, the “Intellectual Property”), free and clear of all Liens. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened in writing claims by any person alleging infringement by the Company or any of its Subsidiaries for their use of the Intellectual Property of the Company or any of its Subsidiaries; (ii) the conduct of the business of the Company and its Subsidiaries does not infringe or violate any intellectual property rights of any person; (iii) to the Knowledge of the Company, no person is infringing any Intellectual Property of the Company or any of its Subsidiaries; (iv) the Company takes reasonable actions to protect its Intellectual Property, its ownership of proprietary Intellectual Property and the security of its software, systems and networks; and (v) the patents and registered Intellectual Property owned by the Company and its Subsidiaries is valid and enforceable.
     Section 3.17 Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and valid title to all of its owned real property and good title to all its personal property and has valid leasehold interests in all of its leased properties, sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for Liens permissible under any applicable loan agreements and indentures and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used), assuming the timely discharge of all obligations owing under or related to the owned real property, the personal property and the leased property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all leases under which the Company or any of its Subsidiaries lease any real or personal property are valid and in full force and effect against the Company or any of its Subsidiaries and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries.
     Section 3.18 Required Vote of the Company Stockholders. Assuming the accuracy of the representations and warranties in Section 4.07, the affirmative vote of the holders of outstanding shares of Company Common Stock representing at least a majority of all the votes then entitled to vote at a meeting of stockholders is the only vote of holders of any class of securities of the Company which is required to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (the “Company Stockholder Approval”).
     Section 3.19 Material Contracts.
          (a) Section 3.19 of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Benefit Plans) that:
          (i) are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

          (ii) with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole;
          (iii) relate to Indebtedness and having an outstanding principal amount in excess of $15,000,000;
          (iv) were entered into after December 31, 2006 or not yet consummated, and involve the acquisition from another person or disposition to another Person, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such Contract (or series of related Contracts) in excess of $30,000,000 (other than acquisitions or dispositions of inventory in the ordinary course of business);
          (v) relate to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually, could reasonably be expected to result in payments in excess of $30,000,000;
          (vi) relate to any guarantee or assumption of Indebtedness of any third party or reimbursement of any maker of a letter of credit, except for agreements entered into in the ordinary course of business consistent with past practice which agreements relate to obligations which do not exceed $25,000,000 in the aggregate for all such agreements;
          (vii) are license, cross-license, royalty, development or other Intellectual Property agreements that involved total fees in either the current or the most recently completed fiscal year of the Company of more than $15,000,000;
          (viii) with customers of the Company or any of its Subsidiaries that made gross payments to the Company or any of its Subsidiaries of $75,000,000 or more in the twelve months ended June 30, 2006 (other than “purchase orders”);
          (ix) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibits the pledging of the capital stock of the Company or any wholly owned Subsidiary of the Company or prohibits the issuance of guarantees by any wholly owned Subsidiary of the Company; or
          (x) relate to an Affiliate Transaction.
          (b) (i) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, would not, either individually or in the aggregate, have a

Company Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Company Material Contract, except where such noncompliance, would not, either individually or in the aggregate, have a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Material Contract, except where such default would not, either individually or in the aggregate, have a Company Material Adverse Effect.
     Section 3.20 Finders or Brokers. Except for Bear, Stearns & Co. Inc., neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.
     Section 3.21 Fairness Opinion. The Company has received the opinion of Bear, Stearns & Co. Inc., dated the date of this Agreement, to the effect that, as of such date, the Cash Election Price is fair, from a financial point of view, to the holders of shares of the Company Common Stock, a signed copy of which opinion has been or will promptly be provided to Parent. The Company has furnished to Parent a true and complete copy of any Contract between the Company and Bear, Stearns & Co. Inc. pursuant to which Bear, Stearns & Co. Inc. could be entitled to any payment from the Company relating to the transactions contemplated hereby.
     Section 3.22 State Takeover Statutes; Charter Provisions; Company Rights Agreement. Assuming the accuracy of the representations and warranties in Section 4.07, the board of directors of the Company has taken all actions necessary so that no anti-takeover statute or regulation, in each case under the DGCL or other applicable laws of the State of Delaware shall be applicable to the execution, delivery or performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement. Prior to the execution of this Agreement, the Company has amended the Rights Agreement so that (a) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) cause the Rights to become exercisable, (ii) cause Parent, Merger Sub or any of their Affiliates or Associates (as such terms are defined in the Rights Agreement) to become an Acquiring Person (as defined in the Rights Agreement) or (iii) give rise to a Share Acquisition Date, Distribution Date, a Flip-in-Event, a Flip-over-Event or a Triggering Event (as such terms are defined in the Rights Agreement) and (b) the Rights will expire in their entirety immediately prior to the Effective Time without any payment being made in respect thereof. The Company has made available to Parent a complete and correct copy of such amendment.
     Section 3.23 No Other Representations. The Company acknowledges that each of Parent and Merger Sub makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article IV. The representations and warranties set forth in Article IV are made solely by Parent and Merger Sub, and no Representative of Parent or Merger Sub shall have any responsibility or liability related thereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as disclosed in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
     Section 4.01 Qualification; Organization.
          (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.
          (b) Each of Parent and Merger Sub is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. The organizational or governing documents of the Parent and Merger Sub, as previously provided to the Company, are in full force and effect. Neither Parent nor Merger Sub is in violation of its organizational or governing documents.
     Section 4.02 Corporate Authority Relative to This Agreement; No Violation.
          (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Financing. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Financing (as defined herein), have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby (other than the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.
          (b) Other than in connection with or in compliance with (i) the DGCL, or any applicable Delaware anti-takeover or investor protection statute, (ii) the applicable requirements of the Securities Act and Exchange Act and any related filings or approvals under applicable state securities Laws, (iii) the HSR Act and the applicable Laws relating to antitrust matters or regulating competition of jurisdictions other than the United States set forth in Section 3.04(b) of the Company Disclosure Letter (collectively, the “Parent Approvals”), no authorization, consent, approval or order of, or filing with, or notification to, any Governmental Entity is necessary in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals, orders, filings or notices that, if not obtained or made, would not, individually or in the aggregate, have a Parent Material Adverse Effect.
          (c) The execution, delivery and performance by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby, including the Financing, and compliance with the provisions hereof will not (i) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, purchase or sale order, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien upon any of the properties, assets or rights of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries or (iii) assuming that all Parent Approvals are obtained, conflict with or violate any applicable Laws, other than, (x) in the case of clauses (i) and (iii), as would not, individually or in the aggregate, have a Parent Material Adverse Effect and (y) in the case of clause (i) or (iii), to the extent relating to the Company or its Subsidiaries or a change of control thereof.
     Section 4.03 Proxy Statement; Other Information. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger will, at the time of the mailing of the Proxy Statement to the stockholders of the Company or at the time of the Company Meeting or at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by Parent or Merger Sub with respect to information supplied by or related to or the sufficiency of disclosures related to, the Company or any Affiliate of the Company unless it relates to the Financing or to the Parent’s or any of its Affiliates’ plans for the Company after the Effective Time. The SEC Filings made by Parent will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.
     Section 4.04 Financing. Section 4.04 of the Parent Disclosure Letter sets forth true, accurate and complete copies, as of the date of this Agreement, of (i) executed commitment letters to provide equity financing to Parent in an aggregate amount set forth therein (the “Equity Commitment Letters” and the aggregate amount of equity financing, the “Equity Financing”) and (ii) executed debt commitment letters and related term sheets (the “Debt Commitment Letters” and together with the Equity Commitment Letters, the “Financing Commitments”) pursuant to which, and subject to the terms and conditions thereof, certain lenders have committed to provide Parent or the Surviving Corporation with funds (which may include up to $1,740,000,000 in bridge financing (the “Bridge Financing”) to be utilized in the event the placement of high yield securities in a comparable amount (the “High Yield Financing”) is not consummated) in the amounts described therein, the proceeds of which shall be used to consummate the Merger and the other transactions contemplated hereby (the “Debt Financing” and, together with the Equity Financing, the “Financing”). As of the date of this Agreement, each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent or Merger Sub and, to the Knowledge of Parent, of the other parties thereto. As of the date of this Agreement, the Financing Commitments are in full force and effect and have not been withdrawn or terminated (and no party thereto has indicated an intent to so withdraw or terminate) or otherwise amended or modified in any respect and neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth therein and, subject to the accuracy of the representations and warranties of the Company set forth in Article III, no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth therein or a default thereunder. As of the date of this Agreement, subject to the accuracy of the representations and warranties of the Company set forth in Article III, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition contemplated to be satisfied by it contained in the Financing Commitments. The proceeds from the Financing when funded in accordance with the Financing Commitments, and together with value of the shares of Company Common Stock and shares underlying Company Stock Options with respect to which the Electing Stockholders have made a Parent Stock Election or an Irrevocable Option Election, are sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and the consideration in respect of the Company Stock Options, RSUs and Company Restricted Shares under Section 2.05 and to pay all related fees and expenses. As of the date of this Agreement, Parent or Merger Sub has fully paid any and all commitment fees or other fees on the dates and to the extent required by the Financing Commitments. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent. Notwithstanding anything in this Agreement to the contrary, the Debt Commitment Letters may be superseded at the option of Parent or Merger Sub after the date of this Agreement but prior to the Effective Time by the New Financing Commitments in accordance with Section 5.09. In such event, the term “Financing Commitment” as used herein shall be deemed to include the New Financing Commitments to the extent then in effect.
     Section 4.05 Ownership and Operations of Merger Sub; Issuance of Parent Common Stock.
          (a) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent.

          (b) The shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) to be issued in exchange for the Electing Shares pursuant to this Agreement have been duly authorized and when issued in the Merger pursuant to the terms of this Agreement will be validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. All other shares of Parent Common Stock to be issued on or prior to the Closing Date in connection with the consummation of the Merger and the transactions contemplated thereby have been duly authorized, will be issued in exchange for consideration per share equal to $120.00 and when issued will be validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
          (c) The authorized capital stock of Parent consists of 60,000,000 shares of Parent Common Stock and, as of the date of this Agreement, 100 shares of Parent Common Stock were issued and outstanding. Parent’s authorized capital stock does not consist of any shares of preferred stock or shares of a class of common stock other than Parent Common Stock. As of the date of this Agreement, KHI Holdings LP (“Holdings”) is the sole stockholder of Parent. Neither Parent nor Holdings has entered into any Contract with any other holder of Parent Common Stock which provides any special consent rights to such other holder of Parent Common Stock. True and complete copies of the certificate of incorporation and by-laws of Parent are included in Section 4.05(c) of the Parent Disclosure Letter. In the event that the amount of shares of Parent Common Stock issued to the Company’s stockholders in accordance with the terms of this Agreement equals the Maximum Election Number and subject to proportionate adjustment if the equity financing at the Effective Time is greater or less than Equity Financing reflected in the Equity Commitment Letters, such amount of shares will represent approximately 27% of the outstanding shares of Parent Common Stock immediately following the Effective Time.
          (d) Neither Parent nor Merger Sub has conducted any business other than incident to its formation and in relation to this Agreement, the Merger and the other transactions contemplated hereby and the financing of such transactions.
     Section 4.06 Finders or Brokers. Neither Parent nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who, if the Merger is not consummated, might be entitled to any fee or any commission from the Company.
     Section 4.07 Certain Arrangements. Other than the Election Agreement, there are no Contracts or other understandings or arrangements between Parent, Merger Sub or any Guarantor or any of their respective Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company, Parent or the transactions contemplated by this Agreement. Neither Parent nor Merger Sub, alone or together with any other person, has been at any time, or became, an “interested shareholder” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, the Merger, or any transactions contemplated by this Agreement.

     Section 4.08 Investigations; Litigation. Except as may result from the announcement of the Merger or the proposal thereof or this Agreement and the transactions contemplated hereby, there are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, individually or in the aggregate, have a Parent Material Adverse Effect.
     Section 4.09 Guarantees. Concurrently with the execution of this Agreement, Parent has caused the Guarantors to deliver to the Company duly executed Guarantees. The Guarantees are in full force and effect.
     Section 4.10 Solvency. Immediately after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Merger Consideration and the consideration in respect of the Company Stock Options, the RSUs and the Company Restricted Shares under Section 2.05 and any other repayment or refinancing of debt that may be contemplated in the Financing Commitments, assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, or the waiver of such conditions, and (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any knowledge, materiality or “Company Material Adverse Effect” qualification or exception) and (c) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon reasonable assumptions, and payment of all related fees and expenses, the Surviving Corporation will be Solvent. For purposes of this Section 4.10, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (c) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature.
     Section 4.11 Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the electronic dataroom maintained by the Company through IntraLinks, Inc. for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed.
     Section 4.12 Investments. As of the date of this Agreement, other than as previously disclosed to the Company or its counsel, none of (x) KKR 2006 Fund L.P. or any of its Subsidiaries, Affiliates or Affiliated Funds or (y) any of the GS Funds, has an equity interest greater than 10% in any Person that owns, controls or operates a business engaged in the consumer or professional audio, automotive audio, information, entertainment or infotainment products or used in the production of consumer or professional audio, audio, information, entertainment or infotainment products . “Affiliated Funds” means the investment funds affiliated with KKR 2006 Fund L.P.
ARTICLE V
COVENANTS AND AGREEMENTS
     Section 5.01 Conduct of Business.
          (a) From and after the date hereof and prior to the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.01 (the “Termination Date”), and except (i) as may be otherwise required by applicable Law, (ii) with the prior written consent of Parent (not to be unreasonably withheld or delayed), (iii) as expressly contemplated or required by this Agreement or (iv) as disclosed in Section 5.01 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its business in all material respects in the ordinary course consistent with past practices, and (B) use commercially reasonable efforts to maintain and preserve intact its business organization and business relationships, preserve its assets, rights and properties in good repair and condition and to retain the services of its key officers and key employees in each case, in all material respects.
          (b) Without limiting the foregoing, the Company agrees with Parent that between the date hereof and the earlier of the Effective Time and the Termination Date, except as set forth in Section 5.01(b) of the Company Disclosure Letter, as otherwise expressly contemplated or expressly required by this Agreement or required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (not to be unreasonably withheld or delayed):
          (i) with respect to the Company, adjust, split, combine, reclassify, redeem, repurchase or otherwise acquire any capital stock or other equity interests or Rights or otherwise amend the terms of its capital stock or other equity interests or Rights;
          (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or other equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity interests, except in connection with cashless exercises or similar transactions pursuant to the exercise of Company Stock Options outstanding as of the date of this Agreement, or permitted to be granted as set forth in Section 5.01(b) of the Company Disclosure Letter, or under the Company’s Retirement Savings Investment Plan; provided that the Company may continue to pay its quarterly cash dividends in the ordinary course of its business consistent with past practices (but in no event in an amount in excess of $0.0125 per share per quarter) with record dates consistent with the record dates for comparable quarterly periods of the Company’s 2006 fiscal year, and provided further that no quarterly dividend will be declared with respect to the quarter in which the Effective Time occurs unless the Effective Time is after the record date for such quarter; this Section 5.01(b)(ii) shall not apply to dividends or distributions paid in cash by Subsidiaries to the Company or to other wholly owned Subsidiaries in the ordinary course of business consistent with past practice;
          (iii) grant any Person any right to acquire any shares of its capital stock or other equity interests;
          (iv) issue or sell any additional shares of capital stock or other equity interests, any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock or other equity interests, except pursuant to the exercise of Company Stock Options outstanding as of the date of this Agreement, or permitted to be granted as set forth in Section 5.01(b) of the Company Disclosure Letter, or settlement of RSUs outstanding as of the date of this Agreement and in accordance with the terms of such instruments or as required under any Company Benefit Plan;
          (v) except as permitted by clause (vi), purchase, sell, lease, license, transfer, mortgage, abandon, encumber or otherwise subject to a Lien or otherwise dispose of, in whole or in part, any properties, rights or assets having a value in excess of $10,000,000 individually (other than (x) purchases or sales of inventory or (y) commodity, currency, purchase, sale or hedging agreements, in each case in the ordinary course of business consistent with past practice);
          (vi) make any capital expenditures (or authorization or commitment with respect thereto) in a manner reasonably expected to cause expenditures (x) to exceed the capital expenditure budget for the 2007 fiscal year previously provided to Parent or (y) for the 2008 fiscal year to exceed the 2008 capital expenditure budget taking into account reasonably anticipated expenditures for the balance of the year as well as expenditures already committed or made (assuming for this purpose that fiscal 2008 capital expenditure budget will not exceed 111% of the fiscal 2007 capital expenditure budget);
          (vii) except (a) ordinary course loans pursuant to the Company’s Retirement Saving Plan and advances for business expenses in the ordinary course pursuant to Company Benefit Plans, and (b) for borrowings or letters of credit under the Company’s existing credit facilities in the ordinary course of business and consistent with past practice or (c) that do not exceed $10,000,000 in the aggregate outstanding at any time, incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money (including the issuance of any debt security), any capital lease obligations, any guarantee of any such indebtedness or debt securities of any other Person, or any “keep well” or other agreement to maintain any financial statement condition of another Person (such obligations collectively, “Indebtedness”), or amend, modify or refinance any existing Indebtedness;
          (viii) make any investment in or acquisition of another Person or business in excess of $10,000,000 individually or $25,000,000 in the aggregate, whether by merger, purchase of stock or securities, contributions to capital, loans to, property transfers, or entering into binding agreements with respect to any such investment or acquisition (including any conditional or installment sale Contract or other retention Contract relating to purchased property);
          (ix) except in the ordinary course of business consistent with past practice or on terms not materially adverse to the Company and its Subsidiaries, taken as a whole, enter into, renew, extend, materially amend or terminate any Material Contract or Contract which if entered into prior to the date hereof would be a Material Contract, in each case, other than any Contract relating to Indebtedness that would not be prohibited under clause (vii) of this Section 5.01(b);
          (x) except to the extent required by Law (including Section 409A of the Code), by Contracts in existence as of the date of this Agreement, by the Company Benefit Plans or by this Agreement, (A) increase the compensation or benefits of any of its employees, independent contractors or directors, other than merit-based increases in base salary, or immaterial increases in benefits, in each case in the ordinary course of business consistent with past practice for employees, (B) materially amend or adopt any material compensation or benefit plan, including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan (other than any such adoption or amendment that does not materially increase the annual cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit plan) with or for the benefit of its employees, independent contractors or directors; provided that nothing in this Agreement shall preclude the Company from (x) furnishing documents, schedules or any other information to the trustee of any trust that secures all or a part of the obligations under any Company Benefit Plan or (y) removing, changing or appointing a trustee or administrator of any trust that secures all or a part of the obligations under any Company Benefit Plan, or (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;
          (xi) (A) compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $5,000,000 individually (or with respect to a series of related claims) and in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or (B) waive any claims or rights of substantial value;
     (xii) amend or waive any material provision of its Charter or its by-laws or other equivalent organizational documents or of the Rights Agreement or, in the case of the Company, enter into any agreement with any of its shareholders in their capacity as such;
     (xiii) enter into any “non-compete” or similar agreement that would by its terms restrict in any material respect the businesses of the Surviving Corporation or its Subsidiaries or Affiliates following the Effective Time other than in the ordinary course of business consistent with past practice;
     (xiv) enter into any new line of business outside of its existing businesses;
     (xv) enter into any new lease or amend the terms of any existing lease of real property which would require payments over the remaining term of such lease in excess of $25,000,000 (excluding any renewal terms);
     (xvi) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than among wholly owned Subsidiaries);
     (xvii) implement or adopt any material change in its financial accounting principles or practices, other than as required by GAAP, applicable Law or regulatory guidelines;
     (xviii) change any method of Tax accounting, enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, make, revoke or change any material Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling, in each case other than in the ordinary course of business consistent with past Tax practice; or
     (xix) agree to take, make any commitment to take, or adopt any resolutions of its board of directors approving any of the actions prohibited by this Section 5.01(b).
     (c) From and after the date hereof and prior to the earlier of the Effective Time or the Termination Date, and except (i) as may be otherwise required by applicable Law or (ii) as expressly contemplated or permitted by this Agreement, no party hereto shall, and each shall cause their respective Subsidiaries not to, and, in the case of Parent and Merger Sub, shall cause the Guarantors, Subsidiaries of the Guarantors and the Affiliated Funds not to, and shall use their reasonable best efforts to cause their controlled Affiliates not to, take or agree to take any action which is intended to or which would reasonably be expected to materially adversely affect or materially delay the ability of such party from obtaining any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby.
          (d) Parent shall, promptly following execution of this Agreement, adopt this Agreement in its capacity as sole stockholder of Merger Sub and provide evidence thereof to the Company. In the event Parent, Merger Sub or any Guarantor or any of their respective Affiliates, on the one hand, enters into any Contracts or other understandings or arrangements between any Company employee, on the other hand, Parent will promptly notify the Company of the existence of any such Contract or other understanding or arrangement and the material terms thereof; provided that neither Parent, Merger Sub or any Guarantor or any of their respective Affiliates shall enter into any such Contract or discuss or otherwise convey any proposal related thereto to any Company employee or director prior to the No-Shop Period Start Date (as defined herein). Parent agrees with the Company that between the date hereof and the earlier of the Effective Time and the Termination Date, except as otherwise expressly contemplated or expressly required by this Agreement, neither Parent nor Merger Sub shall, without the prior written consent of the Company (which will not be unreasonably withheld or delayed):
          (i) adjust, split, combine, reclassify, redeem, repurchase or otherwise acquire any capital stock or other equity interests or otherwise amend the terms of its capital stock or other equity interests;
          (ii) make, declare or pay any dividend, or make any other distribution on, any shares of its capital stock or other equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity interests;
          (iii) in the case of Parent, amend its certificate of incorporation or bylaw (except that Parent shall, prior to the Closing Date, amend its certificate of incorporation to delete paragraph 8 thereof); or
          (iv) agree to take, or make any commitment to take, any of the actions prohibited by this Section 5.01(d).
During the period following the Effective Time until the second anniversary thereof, Parent shall whether or not it is then required by the Exchange Act and the rules and regulations promulgated thereunder to make any such filing, file with the Securities and Exchange Commission the reports specified by Section 13(a) of the Exchange Act and the rules and regulations promulgated thereunder.
     Section 5.02 Acquisition Proposals.
          (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EST) on June 15, 2007 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, affiliates and other representatives (collectively, “Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit and encourage Company Acquisition Proposals (as defined herein) (or inquiries, proposals or offers or other efforts or attempts that may lead to a Company Acquisition Proposal), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (as defined herein); provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (ii) enter into and maintain discussions or negotiations with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.
          (b) Subject to Section 5.02(c), from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, none of the Company, the Company’s Subsidiaries nor any of their respective Representatives shall, directly or indirectly, (A) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or (B) approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Subject to Section 5.02(c) and except with respect to any Person (or group of Persons that includes among its members one or more Persons who (x) were members of such group prior to the No-Shop Period Start Date and (y) collectively constitute at least 50% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the Termination Date) from whom the Company has received a Company Acquisition Proposal prior to the No-Shop Period Start Date with respect to which the requirements of Sections 5.02(c)(i) and (ii) have been satisfied as of the No-Shop Period Start Date (any such Person or group of Persons so submitting such a Company Acquisition Proposal, an “Excluded Party”), as determined, with respect to any Excluded Party, by the board of directors of the Company no later than the later of (i) the No-Shop Period Start Date and (ii) the Business Day following the date on which the Company received such Excluded Party’s written Company Acquisition Proposal (it being understood, that with respect to any determination being made pursuant to clause (ii), that following the No-Shop Period Start Date until such time as the board of directors of the Company determines that a Person or group of Persons is an Excluded Party, the Company shall not be permitted to take any action with respect to such Person or group of Persons that it would be prohibited from taking with respect to a non-Excluded Party pursuant to Section 5.02(c)), on the No-Shop Period Start Date the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any Representatives with respect to any Company Acquisition

Proposal. Notwithstanding anything contained in Section 5.02 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Company Acquisition Proposal (as such Company Acquisition Proposal may be revised during the course of ongoing negotiations, in which event it may temporarily cease to satisfy the requirements of 5.02(c), so long as such negotiations are ongoing and there is not, following the No-Shop Period Start Date, a continuous period of greater than five Business Days during which it fails to satisfy the requirements of Section 5.02(c)) made by such party fails, in the reasonable judgment of the board of directors of the Company, to satisfy the requirements of Section 5.02(c).
          (c) Notwithstanding anything to the contrary contained in Section 5.02(b), if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (i) the Company has received a written Company Acquisition Proposal from a third party that the board of directors of the Company believes in good faith to be bona fide, (ii) the board of directors of the Company determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (iii) after consultation with its outside counsel, the board of directors of the Company determines in good faith that the failure to take such action could violate its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that the Company (x) will not, and will not allow Company Representatives to, disclose any material non-public information to such Person without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent or its Representatives. Notwithstanding anything to the contrary contained in Section 5.02(b) or this Section 5.02(c), prior to obtaining the Company Stockholder Approval, the Company shall be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party. From and after the No-Shop Period Start Date, the Company shall promptly (within one Business Day) notify Parent in the event it receives a Company Acquisition Proposal from a Person or group of related Persons, including the material terms and conditions thereof, and shall keep Parent apprised as to the status and any material developments, discussions and negotiations concerning the same on a current basis (and in any event no later than 48 hours after the occurrence of such developments, discussions or negotiations). Without limiting the foregoing, the Company shall promptly (within two Business Days) notify Parent orally and in writing if it determines to begin providing information or to engage in negotiations concerning a Company Acquisition Proposal from a Person or group of related Persons pursuant to this Section 5.02(c). Within 24 hours of the No-Shop Period Start Date, the Company shall notify Parent of the number of Excluded Parties.
          (d) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Company Stockholder Approval, the Company receives a Company Acquisition Proposal which the board of directors of the Company determines in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (ii) below, the board of directors of the Company may (x) effect a

Change of Recommendation if the board of directors of the Company determines in good faith, after consultation with outside counsel, that failure to take such action could violate its fiduciary duties under applicable Law and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 7.02(a); provided, further, that the board of directors may not effect a Change of Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:
          (i) the Company shall have provided prior written notice to Parent and Merger Sub, at least three Business Days in advance (the “Notice Period”), of its intention to effect a Change of Recommendation in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant material proposed transaction agreements with the party making such Superior Proposal; and
          (ii) prior to effecting such Change of Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal ceases to constitute a Superior Proposal.
In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and Merger Sub and to comply with the requirements of this Section 5.02(d) with respect to such new written notice, except that the Notice Period shall be reduced to one Business Day.
          (e) The Company agrees that any violations of the restrictions set forth in this Section 5.02 by any Representative of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.02 by the Company.
          (f) As used in this Agreement, the term:
          “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not prohibit compliance with Section 5.02(d)(i)-(ii)).
          “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 25% or more of any class or series of Company Securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 25% or more of any class or series of capital stock of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 25% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).
          “Superior Proposal” means a Company Acquisition Proposal involving (A) assets that generate more than 50% of the consolidated total revenues, or (B) assets that constitute more than 50% of the consolidated total assets of the Company and its Subsidiaries or (C) more than 50% of the total voting power of the equity securities of the Company, in each case that the board of directors of the Company in good faith determines would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby (x) after receiving the advice of a financial advisor (who shall be a nationally recognized investment banking firm) and (y) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and any other relevant factors permitted by applicable Law.
          (g) Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a)(2)-(3) promulgated under the Exchange Act or (ii) making any required disclosure to the Company’s stockholders, if, in the good faith judgment of the board of directors of the Company, after consultation with its outside counsel, it is required to do so under applicable Law; provided, any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Recommendation unless the board of directors of the Company expressly publicly reaffirms at least two Business Days prior to the Company Meeting its recommendation in favor of the adoption of this Agreement.
     Section 5.03 Company Meeting; Preparation of Form S-4 and Proxy Statement.
          (a) The Company shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Meeting”) for the purpose of having this Agreement adopted by the stockholders of the Company in accordance with applicable Law as promptly as reasonably practicable after the date of mailing of the Proxy Statement, (ii) subject to the immediately succeeding sentence, use reasonable best efforts to solicit the adoption of this Agreement by the stockholders of the Company, and (iii) subject to the immediately succeeding sentence, include in the Proxy Statement the Recommendation. Neither the board of directors of the Company nor any committee thereof shall directly or indirectly (x) withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Recommendation or (y) make any other public statement in connection with the Company Meeting, or in reference to a Company Acquisition Proposal, that is contrary to such Recommendation (any action described in this clause (x) or (y) being referred to as a “Change of

Recommendation”); provided, that at any time prior to obtaining the Company Stockholder Approval, the board of directors of the Company may effect a Change of Recommendation (subject to the Company having complied with its obligations under Section 5.02) if such board of directors determines in good faith (after consultation with outside counsel) that failure to take such action could violate its fiduciary duties under applicable Law. Notwithstanding any Change of Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Section 7.01, this Agreement shall be submitted to the stockholders of the Company at the Company Meeting for the purpose of adopting this Agreement. If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the SEC Filings so that the SEC Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, Parent and the Company shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and disseminated by the Company to the Company’s stockholders.
          (b) In connection with the transactions contemplated hereby, Parent and the Company will (i) as promptly as reasonably practicable (and, with respect to filing with the SEC, in any event within 30 Business Days from the date of this Agreement) prepare and file with the SEC the Form S-4, including the Proxy Statement, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to any SEC filings and will provide copies of such comments to the other promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) each use its respective reasonable best efforts to have the Form S-4 declared effective by the SEC under the Securities Act and thereafter mail to the Company’s stockholders as promptly as reasonably practicable, the Proxy Statement and all other customary proxy or other materials for meetings such as the Company Meeting and, in the case of Parent, use its reasonable best efforts to keep the Form S-4 effective as long as necessary to consummate the Merger and the transactions contemplated hereby, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the SEC Filings if any event shall occur which requires such action at any time prior to the Company Meeting, and (vi) each otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the filings to be made with the SEC, the Company Meeting and the Merger, including any actions required to be taken under any applicable state securities laws in connection with the registration and qualification in connection with the Merger of the Parent Common Stock to be issued in connection with the Merger.
     Section 5.04 Employee Matters.
          (a) Upon the Effective Time, Parent will cause the Surviving Corporation to, and the Surviving Corporation will, honor all the Company Benefit Plans in accordance with their terms in effect immediately before the Effective Time and Parent will cause the Surviving Corporation to, and the Surviving Corporation will, honor all changes to the Company Benefit

Plans required by applicable Law. Parent and the Company hereby agree that the consummation of the Merger will constitute a “Change in Control,” “Change in Control of the Company,” or any similar or corresponding term, for purpose of any Company Benefit Plans. For the period between the Effective Time through December 31, 2008, Parent shall provide, or shall cause to be provided, to each current employee of the Company and its Subsidiaries (“Company Employees”) annual base salary and base wages, cash incentive compensation opportunities (excluding equity-based compensation) and aggregate benefits, in each case, that are no less favorable than such annual base salary and base wages, cash incentive compensation opportunities (excluding equity-based compensation) and aggregate benefits provided to the Company Employees immediately prior to the Effective Time. In furtherance of, but without limiting the foregoing, Parent shall cause the Surviving Corporation to amend, reform or supplement the terms of any nonqualified deferred compensation plan (within the meaning of Section 409A of the Code and related guidance) covering any Company Employee as necessary for compliance with Section 409A, while preserving to the extent practicable the intended treatment of the original plan.
          (b) For all purposes (excluding for purposes of benefit accrual under any defined benefit pension plan) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (including the Company Benefits Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, to the extent legally permissible, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, to the extent such conditions did not immediately prior to the Effective Time, apply to such employee and his or her covered dependents under the comparable Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
          (c) Prior to the Effective Time, the Company shall take all action necessary to amend the Key Executive Officers Bonus Plan, without further liability to the Company, such that, notwithstanding anything contained herein to the contrary, the occurrence of the Closing shall not constitute a Change in Control under the terms of the plan to the extent the Closing occurs after June 30, 2007.
          (d) The Company may amend, reform or supplement the terms of any Compensation Benefit Plan as necessary for compliance with, or to avoid adverse tax consequences under Section 409A of the Code and related guidance.
          (e) Upon the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to assume all Company Benefit Plans that require assumption by a successor to the Company in accordance with their terms as in effect immediately before the Effective Time.
          (f) The provisions of this Section 5.04 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan for any purpose.
     Section 5.05 Reasonable Best Efforts.
          (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or to cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including using reasonable best efforts to accomplish the following, (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance, or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties and cooperating with the other party to obtain any consents or waivers reasonably requested by such other party in connection with the consummation of the Merger and the other transactions contemplated hereby, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the Merger under any Contract and neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration in connection with obtaining any consent without the prior written consent of Parent.
          (b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than ten Business

Days after the date hereof, file any and all Notification and Report Forms required under the HSR Act with respect to the Merger and the other transactions contemplated hereby, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from any Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely obtaining all such consents, permits, authorizations or approvals, (iii) supply to any Governmental Entity as promptly as reasonably practicable any additional information or documentary material that may be requested pursuant to any Regulatory Law or by such Governmental Entity, and (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger, the Financing and the other transactions contemplated hereby, including using reasonable best efforts to (A) take all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under any Regulatory Law with respect to the Merger and the other transactions contemplated hereby, and (B) avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur no later than the End Date, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take any actions that after the Closing would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date; provided that, neither the Company nor any of its Subsidiaries shall, nor shall Parent or any of its Subsidiaries or Affiliates be obligated to, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries or Affiliates, as the case may be, unless such requirement, condition, understanding, agreement or order is binding on the Company or Parent, its Subsidiaries or Affiliates, respectively, only in the event that the Closing occurs; provided further, however, that in no event shall any member or other holder of interests in Parent, or any Affiliate or any member of Parent, be required to take any action with respect to any portfolio company or agree to undertake any divestiture or restrict its conduct with regard to any business other than the business of the Company and its Subsidiaries.
          (c) Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Merger and the other transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such Merger or transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. To the extent practicable under the circumstances, each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.
          (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.05, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all reasonable respects with each other and shall use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transaction contemplated hereby.
          (e) For purposes of this Agreement, “Regulatory Law” means any and all state, federal and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent, clearance or approval of, any Governmental Entity, or that otherwise may cause any restriction, in connection with the Merger and the transactions contemplated thereby, including (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) any Law governing the direct or indirect ownership or control of any of the operations or assets of the Company and its Subsidiaries or (iii) any Law with the purpose of protecting the national security or the national economy of any nation.
     Section 5.06 Takeover Statute. If any “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement after the date of this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger, and the other transactions contemplated hereby.
     Section 5.07 Public Announcements. The Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.
     Section 5.08 Indemnification and Insurance.
          (a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement as in effect on the date hereof and which has previously been made available to Parent or its Representatives shall survive the Merger and shall continue in full force and effect to the extent provided in the following sentence. Parent and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificates of incorporation, by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date of this Agreement and which has previously been made available to Parent or its Representatives, and shall not (except as otherwise required by Law), for a period of six years from the date hereof, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries and all rights to indemnification or advancement of expenses thereunder in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.
          (b) From and after the Effective Time, the Surviving Corporation shall, Parent shall cause the Surviving Corporation to, and in the event the coverage under the directors’ and officers’ liability insurance policies referred to in Section 5.08(c) below has been fully paid by all applicable carriers or is otherwise no longer available, Parent shall, in each case to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon the receipt of any customary undertaking required by the Surviving Corporation), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or at the Effective Time in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company.
          (c) For a period of six (6) years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof (which annual amount the Company represents and warrants is set forth on Section 5.08(c) of the Company Disclosure Letter) in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium. At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year pre-paid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.
          (d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Charter, the by-laws or other similar organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise. The provisions of this Section 5.08 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.
          (e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to, or in substitution for, any such claims under any such policies.
     Section 5.09 Financing.
          (a) Parent shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments or terms that would not adversely impact the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby, including using its reasonable best efforts (i) to maintain in effect the Financing Commitments and to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments (or other terms that would not adversely impact the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby), (ii) to satisfy all conditions precedent to the obligations of the parties thereunder to make the Financing in such definitive agreements available to Parent and consummate the Financing at or prior to the Closing, (iii) to comply with its obligations under the Financing Commitments and (iv) to enforce its rights under the Financing Commitments. Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Financing Commitments or any termination of the Financing Commitments. Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing and provide to the Company copies of all documents related to the Financing to the extent such documents contain any additional conditions precedent not set forth in the Debt Commitment Letters to the obligations of the parties thereunder to make the Financing available to Parent and consummate the Financing at or prior to the Closing (it being understood that no such document will contain any such conditions precedent that would have any of the effects described in clauses (1)-(4) of the following sentence). In connection with its obligations under this Section 5.09, Parent shall be permitted to amend, modify or replace the Debt Commitment Letters with new Debt Commitment Letters (the “New Financing Commitments”), provided that Parent shall not permit any replacement of, or amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter if such replacement, amendment, modification, waiver or remedy (1) reduces the aggregate amount of the Debt Financing below that amount required to consummate the Merger and the other transactions contemplated hereby, (2) adversely amends or expands the conditions to the drawdown of the Debt Financing in any respect that would make such conditions less likely to be satisfied by the End Date or that would expand the possible circumstances under which such conditions would not be satisfied by such date, (3) can reasonably be expected to delay the Closing, or (4) is otherwise adverse to the interests of the Company in any material respect; and provided, further, that nothing in this Section 5.09 shall be deemed to excuse, waive compliance with or modify any of the obligations set forth in the Confidentiality Agreement. In the event that all conditions to the Financing Commitments (other than, in connection with the Debt Financing, the availability or funding of any of the Equity Financing) have been satisfied, Parent shall, from and after the final day of the Marketing Period and subject to the satisfaction of the conditions set forth in Sections 6.01 and 6.03 hereof, use its reasonable best efforts to cause the lenders and other Persons providing such Financing to fund the Financing required to consummate the Merger on the Closing Date. In the event that Parent becomes aware of any event or circumstance that makes procurement of any portion of the Financing unlikely to occur in the manner or from the sources contemplated in the Financing Commitments or generally less likely as on the date of this Agreement, Parent shall notify the

Company and shall use its reasonable best efforts to arrange as promptly as practicable, but in no event later than one day prior to the Closing Date, any such portion from alternative debt financing sources on terms and conditions no less favorable to Parent or Merger Sub and no more adverse to the ability of Parent to consummate the transactions contemplated by this Agreement (in each case, as determined in the reasonable judgment of Parent). In the event that on the final day of the Marketing Period (1) all or any portion of the Debt Financing structured as High Yield Financing has not been consummated, (2) all closing conditions in Sections 6.01, 6.03(a) and 6.03(b) shall have been satisfied or waived (other than those conditions that by their nature will not be satisfied until the Closing) and (3) the Bridge Financing (or alternative bridge financing obtained in accordance with the preceding sentence) is available substantially on the terms and conditions described in the Debt Commitment Letters (or replacements thereof as contemplated by the preceding sentence), then Merger Sub shall borrow under and use the proceeds of the Bridge Financing (or such alternative bridge financing) to replace such affected portion of the High Yield Financing no later than the last day of the Marketing Period. For purposes of this Agreement, “Marketing Period” shall mean the first period of 20 consecutive Business Days after the date hereof throughout which (x) Parent shall have all of the Required Information (as defined below) and during which period such information shall remain compliant at all times with applicable provisions of Regulation S-X and Regulation S-K under the Securities Act and (y) the conditions set forth in Section 6.01 shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 6.03(a) or (b) to fail to be satisfied assuming the Closing were to be scheduled for any day during such 20 Business Day period; provided that, if the Marketing Period would not end (i) on or prior to July 31, 2007, the Marketing Period shall commence no earlier than the later of (A) September 4, 2007 and (B) the date the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 is filed with the SEC, and (ii) on or prior to December 20, 2007, the Marketing Period shall commence no earlier than January 2, 2008.
          (b) The Company shall provide, shall cause its Subsidiaries to provide, and shall use reasonable best efforts to cause its Representatives, including legal and accounting, to provide, all cooperation reasonably requested by Parent in connection with the arrangement of the Financing and the other transactions contemplated by this Agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) furnishing Parent and Merger Sub and their Financing sources as promptly as practicable (and in any event no later than 30 days prior to the End Date) with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including all financial statements and financial and other data of the type required by Regulation S-X (other than Item 3-10 of Regulation S-X, but including summary guarantor/non-guarantor information of the type customarily included in offering documents used in private placements under Rule 144A of the Securities Act) and Regulation S-K under the Securities Act and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act (including, to the extent applicable with respect to such financial statements, the report of the Company’s auditors thereon and related management discussion and analysis of financial condition and results of operations), to consummate the offerings of debt securities contemplated by the Debt Commitment Letters at the time during the Company’s fiscal year such offerings will be made (information required to be delivered pursuant to this clause (i) being referred to as, the “Required Information”), (ii) participating in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, (iii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing (including the execution and delivery of one or more customary representation letters in connection therewith); provided that any private placement memoranda or prospectuses in relation to high yield debt securities need not be issued by the Company or any of its Subsidiaries, and provided, further, that any private placement memoranda or prospectuses shall contain disclosure and financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (iv) reasonably cooperating with the marketing efforts for any of the Financing, including providing assistance in the preparation for, and participating in, meetings, due diligence sessions and similar presentations to and with, among others, prospective lenders, investors and rating agencies, (v) providing monthly financial statements (excluding footnotes) to the extent the Company customarily prepares such financial statements, (vi) facilitating the entrance into one or more credit or other agreements satisfactory to Parent in connection with the Debt Financing to the extent direct borrowings or debt incurrences by the Company or its Subsidiaries are contemplated by the Debt Commitment Letters, provided that neither the Company nor any of its Subsidiaries shall be required to enter into any such agreement prior to the Effective Time (vii) facilitating the consummation of the Financing and the direct borrowing or incurrence of all proceeds of the Debt Financing, including any high yield financing, by the Surviving Corporation immediately following the Effective Time, (viii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting field examination and appraisals contemplated by the Debt Commitment Letters within the time frame described therein) and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, and (ix) executing and delivering (or using reasonable best efforts to obtain from advisors), and causing its Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from advisors or such other persons, including officers), customary certificates (including a certificate of the chief financial officer of the Surviving Corporation with respect to solvency matters), accounting comfort letters, legal opinions (which may be reasoned if circumstances require), hedging agreements (which shall have no liability to the Company in the event the Merger is not consummated), surveys, title insurance policies (to the extent in possession of, or otherwise reasonably obtainable by, the Company or its Subsidiaries) or (x) facilitating the entrance into other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing as may be reasonably requested by Parent in connection with the Financing and otherwise reasonably facilitating the pledge of collateral and providing of guarantees contemplated by the Debt Commitment Letter (provided that the Company and its Subsidiaries shall not be required to enter into any such document or instrument prior to the Effective Time); provided, however, that, except for fees and liabilities subject to reimbursement or indemnification pursuant to the next sentence, no obligation of the Company or any of its Subsidiaries under any such certificate, document or instrument (other than the representation letter referred to above) shall be effective until the Effective Time and, except for fees and liabilities subject to reimbursement or indemnification pursuant to the next sentence, none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.09 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to any information provided by the Company or any of its Subsidiaries.
          (c) In no event shall Parent, Merger Sub or any of its Affiliates (which for purposes of this Section 5.09(c) shall be deemed to include each direct or indirect investor in Parent, or any of Parent’s or any such investor’s financing sources or potential financing sources or other Representatives) enter into any Contract, arrangement or understanding with any bank or investment bank or other provider of debt or equity financing on an exclusive basis (or otherwise which Contract, arrangement or understanding by its terms could reasonably be expected to prevent such provider from providing or seeking to provide financing to any third party in connection with a transaction relating to the Company or its Subsidiaries); provided, however, that notwithstanding the foregoing or anything contained in the Confidentiality Agreement or herein to the contrary, Parent, Merger Sub and any of its Affiliates may: (i) at any time, (A) seek to obtain or obtain equity commitments and equity financing on an exclusive or non-exclusive basis from the Parent Limited Partners and Persons under common management of KKR, (B) seek to obtain or obtain equity commitments and equity financing from (x) any Person under the common management of a Person who delivered the Equity Commitment Letters attached hereto and (y) any other Person (other than Persons principally involved in the private equity business), in each case on a non-exclusive basis and (C) engage additional providers of debt financing on a non-exclusive basis as members of the syndicate; provided that prior to the No-Shop Period Start Date no such additional providers of debt financing may be awarded any lead book-runner, agent or arranger, book-running lead underwriter role or advisory role (it being agreed that such additional providers may, however, be given the role of senior managing agents); and (ii) following the No-Shop Period Start Date (without limiting the rights of Parent, Merger Sub or their Affiliates pursuant to the preceding clause (i)), (A) seek to obtain or obtain equity commitments and equity financing on an exclusive or non-exclusive basis from any Person other than (x) any Person who is an Excluded Party that the Company identifies in writing to Parent by name and (y) any Person principally involved in the private equity business that has aggregate uninvested equity commitments of at least $5,000,000,000, and (B) engage up to two additional providers of debt financing (such Persons may serve as lead book-runner, agent or arranger, book-running lead underwriter or financial advisor) on an exclusive basis, in each case in connection with the Merger or the other transactions contemplated hereby; provided that (1) in the case of each of the foregoing, taking such actions does not expand upon the conditions precedent to the Financing as set forth in the Financing Commitments or prevent, impair or materially delay the availability of the Financing under the Financing Commitments or the Closing or (2) in the case of obtaining additional sources of equity financing (which for purposes of this clause (2) includes any transfer or assignment under any Equity Commitment Letter), the satisfaction of the condition set forth in Section 6.01(c) hereof shall not be impaired or delayed and the consummation of the transactions contemplated hereby shall not be otherwise impaired or delayed. In order to give effect to the foregoing agreement, subject to the conditions of this Section 5.09(c), the Company hereby releases KKR from its obligations under (x) the last sentence of the fourth paragraph of the Confidentiality Agreement (other than with respect to financing sources being considered a Representative of KKR (as defined in the Confidentiality Agreement)) and (y) the last sentence of numbered paragraph 3 of the Confidentiality Agreement.
          (d) The Company shall use commercially reasonable efforts to deliver to Parent at least two Business Days prior to the Closing Date a payoff letter from JPMorgan Chase Bank, N.A., as administrative agent under the Amended and Restated Multi-Currency, Multi-Option Credit Agreement, dated as of June 22, 2006, among the Company, various Subsidiaries, J.P. Morgan Securities Inc, JPMorgan Chase Bank, N.A. and the syndication agents and various lenders party thereto, in form and substance reasonably satisfactory to Parent. On the Closing Date, assuming Parent has arranged for any necessary payoff funds, the Company shall and shall cause its Subsidiaries to terminate such Credit Agreement and all related agreements to which the Company and its Subsidiaries is a party.
     Section 5.10 Access; Confidentiality The Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives and financing sources, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of its and its Subsidiaries’ properties, Contracts, books and records and to those officers, employees and agents of the Company to whom Parent reasonably requests access, and, during such period, the Company shall furnish, as promptly as practicable, to Parent all information concerning its and its Subsidiaries’ business, properties, personnel and financial information as Parent may reasonably request. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives and financing sources to hold, all information received from the Company or its Representatives, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.
     Section 5.11 Notification of Certain Matters The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be likely to cause or result in any of the Conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice; and, provided, further, that the failure to give prompt notice hereunder pursuant to clause (iii) shall not constitute a failure of a condition to the Merger set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure. The Company shall notify Parent, on a reasonably current basis, of any events or changes with respect to any regulatory investigation or action involving the Company or any of its Subsidiaries, and shall reasonably cooperate with Parent or its Affiliates in efforts to mitigate any adverse consequences to Parent or its Affiliates which may arise (including by coordinating and providing assistance in meeting with regulators).
     Section 5.12 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
     Section 5.13 Affiliate Letters. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement, in customary form, with respect to post-Merger restrictions under the Securities Act on transfers of Parent Common Stock received by such Persons in the Merger.
     Section 5.14 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
     Section 5.15 Certain Transfer Taxes. Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of stockholders of the Company.
     Section 5.16 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, the Financing Commitments and any New Financing Commitments.
     Section 5.17 Resignation of Directors. Upon the request of Parent, as specified by Parent reasonably in advance of the Closing, the Company will use its reasonable best efforts to deliver on or before the Closing the resignation of all directors of Subsidiaries of the Company, in each case, effective at the Effective Time.
     Section 5.18 Tax Free Qualification for Parent Stock Election. Parent and Company shall not, and shall not permit any of their Subsidiaries to, take or cause to be taken any action, other than any actions expressly contemplated by this Agreement or the Equity Commitment Letter, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the exchange of Shares for Parent Common Stock pursuant to the Merger and a Parent Stock Election and/or an Irrevocable Option Election, taken together with the Equity Financing, from qualifying as an exchange described in Section 351 of the Code.
ARTICLE VI
CONDITIONS TO THE MERGER
     Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties to the extent permitted by Law) at or prior to the Effective Time of the following conditions:
          (a) The Company Stockholder Approval shall have been obtained.
          (b) No Governmental Entity of competent jurisdiction shall have enacted, issued or entered any restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits consummation of the Merger.
          (c) (i) Any applicable waiting period under the HSR Act (and any extension thereof) and under the antitrust and anti-competition statutes of Canada and under similar legislation in the Republic of South Africa shall have expired or been earlier terminated and (ii) the European Commission shall have adopted a decision pursuant to the Council Regulation (EC) No. 139/2004 (the “ECMR”) declaring the Merger compatible with the common market and, in the event that the European Commission does not have jurisdiction to review the Merger but the competent authorities of any EU member state has jurisdiction to review any aspect of the Merger or in the event any aspect of the Merger is referred to the competent authorities of any EU member state pursuant to Article 9 of the ECMR (or is deemed to be so referred pursuant to Article 9 of the ECMR) and effecting the Merger prior to the granting of approval by the relevant authorities of such EU member state would constitute a violation of the merger control laws applicable in that state, approval of the aspect of the Merger that lies within the jurisdiction of its review or that was so referred (or deemed to be so referred) shall have been granted pursuant to the merger control laws applicable in the relevant EU member state.
          (d) The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     Section 6.02 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment or waiver by the Company of the following conditions:
          (a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects (other than the representations and warranties set forth in Section 4.05 and Section 4.07, which shall be true and correct) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date).
          (b) Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.
          (c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Section 6.02(a) and 6.02(b) have been satisfied.
     Section 6.03 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment or waiver by Parent and Merger Sub of the following conditions:
          (a) The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Section 3.02 and Section 3.11(b)) shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect. The representations and warranties of the Company set forth in (i) Section 3.02 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) Section 3.11(b) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date.
          (b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.
          (c) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior executive officer,

certifying to the effect that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.
     Section 6.04 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure to use all reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.05.
ARTICLE VII
TERMINATION
     Section 7.01 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:
          (a) by the mutual written consent of the Company and Parent;
          (b) by either the Company or Parent, if:
          (i) the Effective Time shall not have occurred on or before February 11, 2008 (the “End Date”), and the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date;
          (ii) if any Governmental Entity of competent jurisdiction shall have issued or entered an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction, legal restraint or order shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used such reasonable best efforts as may be required by Section 5.05 to prevent, oppose and remove such injunction;
          (iii) if the Company Stockholder Approval shall not have been obtained at the Company Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken.
          (c) by the Company:
          (i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform: (A) would give rise to the failure of a condition set forth in Section 6.01 or 6.02 and (B) is not capable of being cured prior to the End Date or, if capable of being cured, shall not have been cured within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company; provided that, the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder;
          (ii) prior to obtaining the Company Stockholder Approval, in accordance with, and subject to the terms and conditions of, Section 5.02(d);
          (iii) if the Merger shall not have been consummated on the second Business Day after the final day of the Marketing Period and all of the conditions set forth in Section 6.01, Section 6.03(a) and Section 6.03(b) have been satisfied and at the time of such termination such conditions continue to be satisfied; or
          (d) by Parent, if:
          (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform: (A) would give rise to the failure of a condition set forth in Section 6.01 or 6.03 and (B) is not capable of being cured prior to the End Date or, if capable of being cured, shall not have been cured within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent; provided that, Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if it or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder; or
          (ii) the board of directors of the Company (A) effects a Change of Recommendation, publicly proposes to effect a Change of Recommendation, or under Section 5.02(g) is deemed to have effected a Change of Recommendation, (B) fails to include in the Proxy Statement its recommendation to the Company’s stockholders that they give the Company Shareholder Approval, (C) approves or recommends, or publicly proposes to approve or recommend, any Company Acquisition Proposal, or (D) fails to recommend against acceptance of a tender or exchange offer for any outstanding shares of capital stock of the Company that constitutes an Company Acquisition Proposal (other than by Parent or any of its Affiliates), including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, within 10 Business Days after commencement.
     In the event of termination of this Agreement pursuant to this Section 7.01, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that the Confidentiality Agreement, the Guarantees (only to the extent reflected therein) and the provisions of Section 7.02, the last sentence of Section 5.09(b) and Article VIII will survive the termination hereof; provided, however, that, without limiting the right to receive any payment pursuant to Section 7.02, the Company agrees that, to the extent it has incurred losses or damages in connection with this Agreement, the maximum aggregate liability of Parent and

Merger Sub shall be limited to an amount equal to the aggregate amount of the Guarantees (to the extent any amount is payable thereunder), and in no event shall the Company seek to recover any money damages in excess of such amount from Parent, Merger Sub or any Guarantor (and with respect to any Guarantor in no event shall the Company seek to recover any money damages in excess of the maximum amount reflected in such Guarantor’s Guarantee) or any of their respective Representatives or Affiliates; and provided, further, that except as specifically provided in the first sentence of Section 7.02(f) of this Agreement, nothing herein shall relieve the Company from liability for willful and material breach of its covenants or agreements set forth in this Agreement prior to such termination, in which case Parent and/or Merger Sub shall be entitled to all rights and remedies available at Law or in equity.
Section 7.02 Termination Fees.
          (a) In the event that:
          (i) (A) a bona fide Company Acquisition Proposal shall have been made directly to its stockholders or any Person shall have publicly announced an intention to make an Company Acquisition Proposal, or a Company Acquisition Proposal shall have otherwise become publicly known and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) or by Parent pursuant to Section 7.01(d)(i) and (C) the Company enters into, or submits to the stockholders of the Company for adoption, a definitive agreement with respect to any Company Acquisition Proposal, or consummates any Company Acquisition Proposal, within nine (9) months of the date this Agreement is terminated, which in each case, need not be the same Company Acquisition Proposal that shall have been publicly announced or made known at or prior to termination of this Agreement (provided that for purposes of clause (C) of this Section 7.02(a)(i), the references to “25%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”); or
          (ii) this Agreement is terminated by the Company pursuant to Section 7.01(c)(ii); or
          (iii) this Agreement is terminated by Parent pursuant to Section 7.01(d)(ii);
then in any such event under clause (i), (ii) or (iii) of this Section 7.02(a), the Company shall pay as directed by Parent the Termination Fee (as defined below) less the amount of any Parent Expenses previously paid to Parent (if any), by wire transfer of same day funds, it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. “Termination Fee” shall mean an amount equal to $225,000,000, except (x) in the event that this Agreement is terminated by the Company pursuant to Section 7.01(c)(ii) in order to enter into a definitive agreement with respect to a Company Acquisition Proposal with an Excluded Party, or (ii) in the event that this Agreement is terminated by Parent pursuant to Section 7.01(d)(ii) in a circumstance in which the event giving rise to the right of termination is based on the submission of a Company Acquisition Proposal by an Excluded Party, in which cases the Termination Fee shall mean an amount equal to $75,000,000.

          (b) In the event that:
          (i) the Company shall terminate this Agreement pursuant to Section 7.01(c)(i) and at the time of such termination there is no state of facts or circumstances that would reasonably be expected to cause the conditions in Section 6.01, Section 6.03(a) or Section 6.03(b) not to be satisfied on the End Date, or
          (ii) the Company shall terminate this Agreement pursuant to Section 7.01(c)(iii);
then in any such event under clause (i) or (ii) of this Section 7.02(b), Parent shall pay to the Company a termination fee of $225,000,000 in cash (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.
          (c) Any payment required to be made pursuant to clause (i) of Section 7.02(a) shall be made at the direction of Parent to any Person that is a U.S. person for U.S. federal income tax purposes, promptly following the earliest of the execution of a definitive agreement with respect to, submission to the stockholders of, or the consummation of, any transaction contemplated by an Company Acquisition Proposal (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (ii) of Section 7.02(a) shall be made at the direction of Parent to any Person that is a U.S. person for U.S. federal income tax purposes, concurrently with, and as a condition to the effectiveness of, the termination of this Agreement by the Company pursuant to Section 7.01(c)(ii); any payment required to be made pursuant to clause (iii) of Section 7.02(a) shall be made at the direction of Parent to any Person that is a U.S. person for U.S. federal income tax purposes, promptly following termination of this Agreement by Parent pursuant to Section 7.01(d)(ii) (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment), and such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent. Any payment required to be made pursuant to Section 7.02(b) shall be made to the Company promptly following termination of this Agreement by the Company (and in any event not later than two Business Days after delivery to Parent of notice of demand for payment), and such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Company.
          (d) In the event that this Agreement is terminated by Parent, on the one hand, or the Company, on the other hand, pursuant to Section 7.01(b)(iii) or by Parent pursuant to Section 7.01(d)(i) under circumstances in which the Termination Fee is not payable pursuant to this Section 7.02, then the Company shall promptly, but in no event later than five Business Days after being notified of such by Parent, pay Parent all of the reasonable documented out-of-pocket expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement (including the Financing) up to a maximum amount of $20,000,000 (the “Parent Expenses”), by wire transfer of same day funds; provided, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 7.02(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 7.02(d); and provided, further that the payment by the Company of Parent Expenses pursuant to this Section 7.02(d) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 7.02(b) except to the extent indicated in Section 7.02(b).
          (e) In the event that the Company shall fail to pay the Termination Fee or Parent Expenses, or Parent shall fail to pay the Parent Termination Fee, required pursuant to this Section 7.02 when due, such fee and/or expenses shall accrue interest for the period commencing on the date such fee or expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank from time to time during such period, as such bank’s prime lending rate. In addition, if either party shall fail to pay such fee or expenses when due, such owing party shall also pay to the owed party all of the owed party’s costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such fee or expenses. Each of Parent and the Company acknowledges that the fees and the other provisions of this Section 7.02 are an integral part of the Merger and that, without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement.
          (f) Each of the parties hereto acknowledges that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement and that neither the Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Parent Termination Fee from Parent pursuant to this Section 7.02 or the guarantee thereof pursuant to the Guarantees shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub, the Guarantors and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, none of Parent, Merger Sub, the Guarantors or any of their former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.
ARTICLE VIII
MISCELLANEOUS
     Section 8.01 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the occurrence of the Merger.
     Section 8.02 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except (x) expenses incurred in connection with the printing, filing and mailing of the Form S-4 and the Proxy Statement (including applicable SEC filing fees) and all fees paid in respect of any

HSR Act or other regulatory filing shall be borne one-half by the Company and one-half by Parent and (y) as otherwise set forth in Section 5.09, Section 7.02(d) or Section 7.02(e).
     Section 8.03 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.
     Section 8.04 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     Section 8.05 Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the Company or any of its Subsidiaries were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the valid and effective termination of this Agreement in accordance with Article VII Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, other than with respect to any particular matter over which the U.S. Federal District Court has exclusive jurisdiction, which Parent and Merger Sub shall be entitled to enforce exclusively in any federal court within the State of Delaware. The parties acknowledge and agree that neither the Company nor any of its Subsidiaries shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and their sole and exclusive remedy with respect to any such breach shall be the monetary damages set forth in Section 7.02(b). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, other than with respect to any particular matter over which the U.S. Federal District Court has exclusive jurisdiction, which shall be brought and determined exclusively in any federal court within the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.05, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.
     Section 8.06 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 8.07 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission with confirmation (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
          (a) if to Parent or Merger Sub, to:
c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, New York 10019
Telecopy: (212) 750-006
Attention: Brian F. Carroll
with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Telecopy: (212) 455-2502
Attention: David J. Sorkin, Esq.
          if to the Company, to:
Harman International Industries, Incorporation
1101 Pennsylvania Ave. N.W.
Suite 1010, Washington D.C. 20004
Telecopy: (202) 393-2442
Attention: Chief Executive Officer
with a copy to:
Jones Day
222 East 41st Street
New York, New York 10017
Telecopy: (212) 755-7306
Attention: Robert A. Profusek, Esq.
                Marilyn W. Sonnie, Esq.

and:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019-6150
Telecopy: (212) 403-2000
Attention: Joshua R. Cammaker, Esq.
                Nancy B. Greenbaum, Esq.
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated and confirmed, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address or facsimile of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
     Section 8.08 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent and Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or any of its Affiliates, but no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Parent shall cause Merger Sub, and any assignee thereof, to perform its obligations under this Agreement and shall be responsible for any failure of Merger Sub or such assignee to comply with any representation, warranty, covenant or other provision of this Agreement.
     Section 8.09 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.
     Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and letters hereto), the Confidentiality Agreement (subject to Section 5.09(c) of this Agreement) and the Guarantees constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and (except (a) as set forth in Section 5.08 hereof and (b) for the provisions of Article II concerning payment of the Merger Consideration (or the amounts set forth in Section 2.05), which following the Effective Time shall inure to the Company’s stockholders and to the holders of Company Stock Options, Company Restricted Shares and RSUs but, subject to the limitations on enforcement (including Sections 7.02(f) and 8.05 hereof) provided for in this Agreement, prior to the Effective Time may only be enforced by the Company) is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.
     Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
     Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
     Section 8.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, or against the Guarantors under and to the extent set forth in the Guarantees, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto (other than the Guarantor (to the extent set forth therein)) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.
     Section 8.15 Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein:
          (a) “Affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Without limiting the foregoing, the “Affiliates” of Parent shall include the KKR 2006 Fund L.P. and its portfolio companies.
          (b) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by Law or executive order to be closed.
          (c) “Company Stock Plans” means the Harman International Industries, Incorporated Amended and Restated 2002 Stock Option and Incentive Plan and the Harman International Industries, Incorporated 1992 Incentive Plan.
          (d) “Confidentiality Agreement” means the confidentiality agreement, dated as of February 9, 2007, by and between Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and the Company, as the same may be amended or modified from time to time.
          (e) “Contracts” means any contracts, agreements, licenses (or sublicenses), notes, bonds, mortgages, indentures, commitments, leases (or subleases) or other instruments or obligations, whether written or oral.
          (f) “GS Funds” means the collective reference to GS Capital Partners VI Parallel, L.P., GS Capital Partners VI GmbH & Co. KG, GS Capital Partners VI Fund, L.P. and GS Capital Partners VI Offshore Fund, L.P.
          (g) “Guarantors” means each of the KKR 2006 Fund L.P. and the GS Funds (each, a “Guarantor”)
          (h) “Knowledge” means (i) with respect to Parent, the actual knowledge after due inquiry of the individuals listed on Section 8.15(f)(i) of the Parent Disclosure Letter and (ii) with respect to the Company, the actual knowledge after due inquiry of the individuals listed on Section 8.15(f)(ii) of the Company Disclosure Letter.
          (i) “orders” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

          (j) “Parent Limited Partners” means limited partners in the active investment funds affiliated with KKR.
          (k) “Parent Material Adverse Effect” means any fact, circumstance, event, change effect or occurrence that, individually or in the aggregate, prevents or materially delays or materially impairs the ability of Parent and Merger Sub to consummate the Merger on a timely basis, or would reasonably be expected to do so.
          (l) “person” or “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.
          (m) Significant Subsidiary” has the meaning set forth in Rule 1-02(w) of Regulation S-X promulgated by the SEC (provided that for purposes this definition, the references to “10%” in the definition of “significant subsidiary” in such Rule 1-02(w) shall be deemed to be references to “5%”).
          (n) “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities (or other voting interests or, if there are no voting interests, equity interests) are directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). In addition to the foregoing, the Persons listed on Section 8.15(l) of the Company Disclosure Letter shall be deemed “Subsidiaries” of the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:	/s/ Sidney Harman
Name: Sidney Harman
Title: Executive Chairman and Chief Executive Officer

KHI PARENT INC.

By:	/s/ Brian Carroll
Name: Brian Carroll
Title: President

KHI MERGER SUB INC.

By:	/s/ Brian Carroll
Name: Brian Carroll
Title: President
[SIGNATURE PAGE - MERGER AGREEMENT]